Exhibit 99.1

Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH COMPLETES SALE OF THE REMAINING DAYTONA BEACH LAND WITHIN ITS LAND JOINT VENTURE

DAYTONA BEACH, FL – December 10, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced the joint venture entity that holds the remaining Daytona Beach land portfolio of approximately 1,600 acres (the “Land Venture”) has completed the sale of all of its remaining land for $66.3 million (the “Land Venture Sale”) to Timberline Acquisition Partners, an affiliate of Timberline Real Estate Partners. Proceeds to CTO after distributions to the other member of the Land Venture and before taxes are estimated to be approximately $24.4 million.

Following the completion of the Land Venture Sale, the Company ends its iconic, 111-year role as a substantial Florida landowner, which at one time included the ownership of approximately two million acres. Over the past 10 years, the Company has strategically sold its remaining 11,000 acres for $287 million in proceeds, which have been reinvested into nearly $600 million of high-quality, income producing assets that have allowed the Company to grow its annual cash dividend by 9,900%, from $0.04 per share in 2011 to $4.00 per share in 2021.

“We’re thrilled to be completing this final land sale, which provides us with meaningful non-income producing equity to redeploy into our core investment strategy of acquiring high-quality, multi-tenanted retail and mixed-used properties,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “As we look towards 2022, the redeployment of proceeds from this final sale will enhance our corporate credit metrics, improve our dividend coverage, and drive increased organic FFO and AFFO per share growth.”

The Company intends to use its proceeds from the Land Venture Sale to repay amounts outstanding under its unsecured revolving credit facility, and for general corporate and working capital purposes, which may include funding income property acquisitions.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in high-growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

Exhibit 99.1

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.